EXHIBIT 99.2

TPT Global Tech’s “Digithrive” Subsidiary Established Within Its Saas Division To Focus On Fintech Activity Such As Crypto, Mobile Digital And Internet Banking Technologies

SAN DIEGO, CA / ACCESSWIRE / December 13, 2021 / TPT Global Tech (“TPTW, the Company or TPT Global Tech”) (OTCQB:TPTW) www.tptglobaltech.com a San Diego based technology company and its subsidiaries, today announced its Digithrive Subsidiary, included in its SaaS Division, will include the company’s new Fintech activity focusing on Crypto, Digital Mobile, and Internet Banking technologies. Recognizing the explosive growth opportunities in these Fintech sectors, the Company finds itself uniquely positioned to take advantage of existing assets and capitalize on the expertise it already possesses. In coordination with its Global marketing associates, and combined with the recently announced development of its Super APP “VüMe,” the Company intends to instantly become a player with several niche technology solutions in these rapidly expanding sectors. While the Company has no intention, at this time, of launching its own Crypto coin it will focus its efforts on technology platforms that will create better customer experiences for these new generation technology offerings.

“TPT Global Tech strives to be at the forefront of providing cutting edge technology solutions, especially when it comes to the Internet of Things (IOT). We have been carefully tracking the unparalleled growth in these Fintech sectors and we are confident TPTW will deliver technology platforms that will address market needs and try to establish us as a player in the Fintech space,” said TPT Global Tech CEO Stephen J. Thomas III.

About TPT Global Tech`

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT’s cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today’s global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Contact:

Shep Doniger 561-637-5750 sdoniger@bdcginc.com

Frank Benedetto 619-915-9422 fb@miradorconsulting.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.